UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): November 20, 2009
Starwood Hotels & Resorts Worldwide, Inc.
(Exact name of Registrant as Specified in Its Charter)

Maryland	1-7959	52-1193298
(State or Other Jurisdiction	(Commission File Number)	(IRS Employer Identification No.)
of Incorporation)

1111 Westchester Avenue, White Plains, New York	10604
(Address of Principal Executive Offices)	(Zip Code)
Registrant’s Telephone Number, Including Area Code: 914-640-8100
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
On November 20, 2009, Starwood Hotels & Resorts Worldwide, Inc. (the “Company”) completed a public offering of $250,000,000 principal amount of the Company’s 7.150% Senior Notes due 2019 (the “Notes”). The Notes were issued pursuant to an indenture, dated as of September 13, 2007 (the “Base Indenture”), as supplemented by Supplemental Indenture No. 1, dated as of September 13, 2007, Supplemental Indenture No, 2, dated as of May 23, 2008, Supplemental Indenture No. 3, dated as of May 7, 2009 and Supplemental Indenture No. 4, dated as of November 20, 2009 (the “2019 Supplement”), each between the Company and U.S. Bank National Association, as trustee.
The Notes are direct, unsecured obligations of the Company and rank equally with all of the Company’s existing and future unsecured and unsubordinated obligations. Interest on the Notes will be payable semi-annually on June 1 and December 1 of each year, beginning on June 1, 2010.
The Company may redeem all or a portion of the Notes at its option at any time or from time to time at a redemption price equal to the greater of:
•	100% of the principal amount plus accrued and unpaid interest to, but excluding, the redemption date; and

•	the sum of the present values of the remaining scheduled payments of principal and interest (exclusive of interest accrued to the date of redemption) discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined in the 2019 Supplement) plus 50 basis points, plus accrued and unpaid interest to, but excluding, the date of redemption.
In addition, if a Change of Control (as defined in the 2019 Supplement) occurs, unless the Company has exercised its right to redeem the Notes as described in the foregoing paragraph, holders of Notes will have the right to require the Company to repurchase all or any part of their Notes for payment in cash equal to 101% of the aggregate principal amount of Notes repurchased plus accrued and unpaid interest, if any, on the Notes repurchased to the date of purchase.
The Notes were sold to the underwriters at an issue price of 96.434% of the principal amount thereof, and the underwriters offered the Notes to the public at a price of 97.559% of the principal amount thereof. The net proceeds of the offering to the Company were approximately $241.1 million, which the Company expects to use, together with cash on hand, to purchase up to $200 million aggregate principal amount (subject to increase by Starwood) of its outstanding 7 7/8% Senior Notes due 2012 and up to $100 million aggregate principal amount (subject to increase by Starwood) of its outstanding 6 1/4% Senior Notes due 2013 pursuant to cash tender offers announced November 5, 2009, plus accrued and unpaid interest on those notes and related fees and expenses. If the cash tender offers are not completed, or there are any remaining net proceeds that are not so applied, then the remaining proceeds from the offering will be used for general corporate purposes.
The Notes are being offered and sold by the Company pursuant to a registration statement (the “Registration Statement”) on Form S-3 (File No. 333-145894).
The foregoing description of the Indenture does not purport to be complete and is qualified in its entirety by reference to the full text of the Base Indenture, which is filed as an exhibit to the Company’s Current Report on Form 8-K, filed on September 17, 2007 and to the full text of the 2019 Supplement, which is filed herewith as exhibit 4.1, each of which is incorporated herein by reference.
Weil, Gotshal & Manges LLP, counsel to the Company, has issued an opinion to the Company, dated November 20, 2009, regarding the legality of the Notes. A copy of the opinion is filed as Exhibit 5.1 hereto.
Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
The information contained in Item 1.01 concerning the Company’s direct financial obligations is incorporated herein by reference.
Item 9.01. Financial Statements and Exhibits.
(d) Exhibits

Exhibit No.	Exhibit

4.1	Supplemental Indenture No. 4, dated as of November 20, 2009, between Starwood Hotels & Resorts Worldwide, Inc. and U.S. Bank National Association, as trustee.

5.1	Opinion of Weil, Gotshal & Manges LLP.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STARWOOD HOTELS & RESORTS WORLDWIDE, INC. (Registrant)

	By:	/s/ Timothy C. Fetten
		Name:	Timothy C. Fetten
		Title:	Vice President and Treasurer

Date: November 20, 2009

EXHIBIT INDEX

Exhibit No.	Exhibit

4.1	Supplemental Indenture No. 4

5.1	Opinion of Weil, Gotshal & Manges LLP

5